EXHIBIT 99.1

Fidelity National Financial Announces Resignation of J. Thomas Talbot from its Board of Directors

Jacksonville, Fla. — (September 22, 2003) — Fidelity National Financial, Inc. (NYSE:FNF), a Fortune 500 provider of products, services and solutions to the real estate and financial services industries, today announced that on September 19, 2003, J. Thomas Talbot, a member of the board of directors of Fidelity National Financial, Inc., submitted his resignation from the board, effective immediately, and informed FNF that he did not intend to stand for reelection to the board at FNF’s Annual Meeting of Stockholders, which is scheduled to be held on September 29, 2003. The board does not currently intend to nominate a successor to Mr. Talbot prior to its Annual Meeting of Stockholders. Accordingly, Mr. Talbot’s seat on the board will remain vacant until a successor is elected in accordance with the procedures set forth in the Restated Certificate of Incorporation of FNF.

     Fidelity National Financial, Inc., number 326 on the Fortune 500, is a provider of products, services and solutions to the real estate and financial services industries. The Company had total revenue of $3.4 billion and earned nearly $400 million in the first six months of 2003, with cash flow from operations of more than $600 million for that same period. FNF is the nation’s largest title insurance company and also performs other real estate-related services such as escrow, default management, mortgage loan fulfillment, exchange intermediary services and homeowners, flood and home warranty insurance. FNF is also one of the world’s largest providers of information-based technology solutions and processing services to the mortgage and financial services industries through its subsidiary Fidelity Information Services. It processes nearly 50 percent of all U. S. residential mortgages, with balances exceeding $2.5 trillion, has processing and technology relationships with 48 of the top 50 U. S. banks and has clients in more than 50 countries who rely on Fidelity Information Services’ processing and outsourcing products and services. Including mortgages, more than 34 percent of the total dollar volume of all outstanding consumer loans in the country are processed on Fidelity Information Services software applications. Fidelity National Information Solutions (NASDAQ: FNIS), a majority-owned, publicly traded subsidiary of FNF, provides data and valuations, technology solutions and services for the real estate and mortgage industries. More information about the FNF family of companies can be found at www.fnf.com, www.fidelityinfoservices.com and www.fnis.com.

     This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor

Relations, 805-696-7218, dkmurphy@fnf.com